  EXHIBIT 23.2

Consent of Independent Auditor

We consent to the inclusion in this Form 8-K/A of LightPath Technologies, Inc. of our report dated April 1, 2025, relating to the financial statements of G5 Infrared, LLC appearing in this Current Report on Form 8-K/A.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

May 2, 2025